                                                                     EXHIBIT 2.1



                             CARRIZO OIL & GAS, INC.



14811 ST. MARY'S LANE                                  PHONE: (281) 496-1352
SUITE 148                                              FAX: (281) 496-0884
HOUSTON, TX 77079

                                November 20, 1998



Hall-Houston Oil Company,
Hall-Houston 1996 Exploration and
Development Facility Overriding
Royalty Trust and
Hall-Houston Oil Company Employee
Royalty Trust
Attn: Gary L. Hall
700 Louisiana, Suite 2100
Houston, Texas 77002
FAX: (713) 225-7600

                              Re: Purchase and Sale Agreement - Jones Branch 3D
                                  Seismic Area, Wharton County, Texas

Gentlemen:

         This letter (this "Agreement") sets forth the agreement between HALL-HOUSTON OIL COMPANY, a corporation organized under the laws of the State of Texas ("HHOC"), HALL-HOUSTON 1996 EXPLORATION AND DEVELOPMENT FACILITY OVERRIDING ROYALTY TRUST, a trust created under the laws of the State of Texas ("HH96EDFT"), and HALL-HOUSTON OIL COMPANY EMPLOYEE ROYALTY TRUST, a trust created under the laws of the State of Texas ("HHOCERT"; HH96EDFT and HHOCERT being, collectively, the "Trusts"; and the Trusts and HHOC being, collectively, "Sellers"), as Sellers, the address for each of which for purposes hereof being as set forth above, and CARRIZO OIL & GAS, INC., a corporation organized under the laws of the State of Texas ("Purchaser"), as Purchaser, the address for which for purposes hereof being as set forth above, regarding (a) the purchase by Purchaser of (i) all of Sellers' right, title and interest (the interest of each Seller, as to production of oil, gas, and other liquid or gaseous hydrocarbons ("Hydrocarbons") from each relevant well, being set forth on Exhibit "A-1" attached hereto and made a part hereof for all purposes) in and to certain oil and gas leases covering lands located in Wharton County, Texas, as limited in depth and/or acreage, all as more particularly described in Exhibit "A" attached hereto and made part hereof for all purposes (collectively, the "Subject Leases"), together with all of Sellers' right, title, and interest in and to all Hydrocarbons produced or to be produced under the terms of any of the Subject Leases on or after the Effective Date, as such term is defined hereinafter, and (ii) all right, title, and interest of HHOC in and to: (A) all wells, lease and wellhead equipment, materials, fixtures, facilities, other personal property, and other movable or immovable property (including,



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Hall-Houston Oil Company et al.
November 20, 1998
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but not limited to, pumping and injection equipment, storage facilities, pipelines, and treating equipment) located on the lands covered by the Subject Leases or used directly in connection with the production, treatment or transportation of Hydrocarbons produced from or allocable to the lands covered by the Subject Leases, but expressly excluding any automobiles, trucks, trailers, drilling or workover rigs or other personal property or equipment temporarily located on such lands (collectively, the "Subject Lease Equipment"),
(B) pipeline rights-of-way and easements and other surface use rights over, across, and on lands other than the lands covered by the Subject Leases used in the transportation and marketing of gas produced from or allocable to the Subject Leases, as more particularly described in Exhibit "B" attached hereto and made part hereof for all purposes (collectively, the "Subject Easements"),
(C) the pipelines and all meters and other equipment located on the lands covered by the Subject Easements or used in the operation of such pipelines (collectively, the "Subject Pipeline Equipment"), and (D) contracts and agreements (including, but not limited to, production sale agreements, operating agreements, permits, licenses, rights-of-way, easements, and equipment leases) relating to the operation of the Subject Leases or the pipelines located on the Subject Easements, including, but not limited to, those specifically listed in Exhibit "A" or Exhibit "B" hereto, as the case may be, but only to the extent in force and effect and relating to the operation of the Subject Leases or the pipelines located on the Subject Easements and only to the extent assignable by HHOC (collectively, the "Subject Contracts"and the Subject Leases, the Subject Lease Equipment, the Subject Easements, the Subject Pipeline Equipment, and the Subject Contracts being, collectively, the "Subject Interests"), subject, as to all of the foregoing, to all of the terms and provisions of the leases, right-of-way deeds, grants of easements, surface use agreements, other agreements, and encumbrances listed in Exhibit "A" or Exhibit "B" hereto, as the case may be, and (b) the agreement by HHOC to provide to Purchaser access to all geological and geophysical information and data, including, but not limited to, all proprietary 2-D and 3-D seismic data and licenses thereto, together with all logs, production tests, reports, analyses and information applicable to the Subject Leases, but only to the extent such access can be provided by HHOC without violation of any applicable license or other agreement (the "Subject Data"). The conveyance of the Subject Interests by Sellers to Purchaser is to be made by way of a conveyance substantially in the form of the Assignment of Oil and Gas Leases and Overriding Royalty Interests, Right-of-Way Deed, and Bill of Sale attached hereto as Exhibit "C" and made part hereof for all purposes (the "Assignment"), in which each of Sellers, individually as to the Subject Interests conveyed by it and not jointly, shall warrant title against claims arising by, through or under the relevant Seller, but not otherwise, but with full right of substitution and subrogation in and too all warranties inuring to the relevant Seller. The granting to Purchaser of access to the Subject Data by HHOC is to be made pursuant to the provisions of Section 13 below.




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November 20, 1998
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         For and in consideration of the mutual promises made in this Agreement and the benefits to be derived by each of the parties therefrom, Sellers and Purchaser agree as follows:

         1. AGREEMENT TO SELL AND TO PURCHASE. Sellers agree to sell, and Purchaser agrees to purchase, the Subject Interests for the consideration and on the terms and conditions set forth in this Agreement and subject to the reservation by HHOC of (a) the right of ingress and egress, at its sole risk and expense, with respect to the lands covered by the Subject Leases for purposes of operations as to acreage or depths not to be sold to Purchaser hereunder, provided that such access shall not interfere unduly with Purchaser's operations on the lands covered by the Subject Leases and HHOC shall bear any additional cost or expense resulting from operations on such lands by HHOC, and (b) the right, subject to available capacity therein and at the sole risk and expense of HHOC, to use the pipelines located on the Subject Easements, free of charge to HHOC by Purchaser, for the transportation of gas produced from or allocable to interests of HHOC in such acreage or depths not to be sold to Purchaser and in oil and gas leases in the "Seismic Area" established pursuant to that certain Exploration and Lease Acquisition Agreement dated effective November 12, 1996 among HHOC, Horizon Exploration Company (a division of Horizon Resources, Inc.), and American Energy Partners, Inc. (the "Exploration Agreement"), provided that the volume of Hydrocarbon production from or allocable to the interest in the Subject Leases to be acquired by Purchaser to be transported through such pipelines shall not be reduced or restricted in any manner as a result of such reservation of available pipeline capacity by HHOC and Purchaser shall have priority to capacity in such pipelines as needed by Purchaser. WITH RESPECT TO THE FOREGOING RESERVATIONS BY HHOC, EACH OF HHOC AND PURCHASER SHALL PROTECT, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, TRUSTEES, BENEFICIARIES, EMPLOYEES, AND AGENTS, AND THE HEIRS, DEVISEES, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING, FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, LOSSES, DAMAGES, COSTS, EXPENSES, COURT COSTS, REASONABLE ATTORNEYS FEES, CAUSES OF ACTION, DEATHS, PERSONAL INJURIES, ILLNESSES, DISEASES, LITIGATION, JUDGMENTS OR SETTLEMENTS ("CLAIMS") ARISING FROM THE EXERCISE BY HHOC OF ITS RESERVED RIGHTS OR OPERATION BY PURCHASER OF THE SUBJECT LEASES AND THE PIPELINES LOCATED ON THE LANDS COVERED BY THE SUBJECT EASEMENTS; PROVIDED, HOWEVER, THAT IN EACH INSTANCE SUCH INDEMNIFICATION RELATING TO THE OPERATION OR USE OF SUCH PIPELINES SHALL BE LIMITED TO A PROPORTIONATE SHARE OF THE CLAIMS TO WHICH IT RELATES, SUCH PROPORTION TO EQUAL THE PROPORTIONATE INTEREST OF THE INDEMNIFYING PARTY IN THE ENTIRE HYDROCARBON PRODUCTION STREAM BEING TRANSPORTED THROUGH SUCH PIPELINES AT THE TIME OF THE OCCURRENCE GIVING RISE TO SUCH CLAIM. This Agreement supersedes any other agreement, whether oral or written, that may exist between the parties to this Agreement, including, but not limited to, that certain Purchase Letter dated November 17, 1998 (accepted by HHOC on November 20, 1998) between Purchaser and HHOC; provided, however, that certain Confidentiality Agreement dated July 10, 1998 between HHOC and Purchaser shall remain



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Hall-Houston Oil Company et al.
November 20, 1998
Page 4



in place and be fully effective through the closing of the purchase by Purchaser from Sellers of the Subject Interests (the "Closing"). Upon the Closing, this Agreement and the Assignment shall constitute the only agreements among the parties hereto relating to the subject matter hereof and the above-mentioned Confidentiality Agreement shall be superseded.

         2. CONSIDERATION. The aggregate consideration for the purchase of the Subject Interests (the "Purchase Price") shall be the sum of Three Million and No/100 Dollars ($3,000,000.00) subject to post-closing adjustments as provided in Sections 4 and 5 below. The Purchase Price shall be allocated among Sellers as follows:

         HHOC                                     $2,738,950
         HH96EDFT                                   $174,033
         HHOCERT                                     $87,017

         The amount of the Purchase Price allocable to each Seller shall be delivered by Purchaser to such Seller in good funds by cashiers check or by wire transfer to an account at such Seller's bank (instructions to be given to Purchaser by each Seller) upon the tender or delivery to Purchaser by Sellers of the Assignment as part of the Closing.

         The portion of the Purchase Price allocable to HHOC shall be allocated among tangibles and reserves comprising the Subject Interests as follows: (a) ninety-seven percent (97%) of such portion of the Purchase Price shall be attributed to the interest of HHOC in the Subject Leases, the Subject Easements, and the Subject Contracts and (b) three percent (3%) of such portion of the Purchase Price shall be attributed to the Subject Lease Equipment, the Subject Pipeline Equipment, and other personal property. Purchaser and HHOC agree to be bound by the allocation of the portion of the Purchase Price allocable to HHOC among tangibles and reserves set forth herein for all purposes; to report such allocations consistently for all federal, state and local income tax purposes; and to file timely all reports required by the Internal Revenue Code of 1986, as amended, or applicable state or local law concerning the foregoing allocation of that portion of the Purchase Price allocable to HHOC.

         3. EFFECTIVE DATE. The effective date of the purchase of the Subject Interests by Purchaser shall be 12:01 a.m., Houston, Texas time on October 1, 1998 (the "Effective Date").

         4. CERTAIN ADJUSTMENTS TO PURCHASE PRICE.




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                  (a) INCREASES TO PURCHASE PRICE. The portion of the Purchase
         Price allocable to each Seller shall be increased, in the post-Closing settlement pursuant to Section 4(c) below, by the following:

                      (i) an amount equal to the quantity of merchantable oil produced from or allocable to the interest of such Seller in the Leases and in storage at the Effective Date, and not sold or disposed of prior to the Closing, multiplied by the market price for such oil at the Effective Date, net of all taxes and gravity adjustments and transportation expenses necessary to market such production; and

                      (ii) an amount equal to production, severance, and similar taxes and assessments (other than income taxes) paid by such Seller in respect of production of Hydrocarbons from or allocable to the Subject Leases occurring on or after the Effective Date (Sellers shall be entitled to, and shall retain to the extent received prior to preparation of the Settlement Statement, as such terms is defined hereinafter, any refunds of production, severance or other similar taxes and assessments (other than income taxes) to the extent pertaining to production of Hydrocarbons from or allocable to the Subject Leases occurring prior to the Effective Date).

                  In addition, the portion of the Purchase Price allocable to HHOC shall be increased, in the post-Closing settlement pursuant to
         Section 4(c) below, by the sum of the amount of the direct capital expenses with respect to the Subject Leases or the pipelines located on the lands covered by the Subject Easements approved by Purchaser in accordance with Section 8 or otherwise made in accordance with this Agreement, plus direct lease and pipeline operating expenses under applicable operating agreements and general and administrative charges, if any, payable to any third-party operator under applicable operating agreements, in each instance that are (x) attributable to the Subject Interests during the period between the Effective Date and Closing, (y) incurred and paid by HHOC (whether before or after the Closing), and
         (z) in excess of reimbursements or advances from joint owners under applicable operating agreements under which HHOC serves as operator.




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                  (b) DECREASES TO PURCHASE PRICE. The portion of the Purchase
         Price allocable to each Seller shall be decreased, in the post-Closing settlement pursuant to Section 4(c) below, by the following:

                      (i) the amount of net proceeds or other value received by such Seller for the sale or disposition of production of Hydrocarbons from or allocable to the Subject Leases occurring on and after the Effective Date;

                      (ii) the amount of net proceeds or other value received by or payable to such Seller for the sale or disposition, on and after the Effective Date, of any portion of the Subject Interests; and

                      (iii) an amount equal to the agreed value of all uncured Title Defects with respect to the interest of such Seller, as determined in accordance with applicable provisions of
                      Section 5.

                  (c) POST-CLOSING SETTLEMENT. As soon as practicable, but not more than ninety (90) days following the date of the Closing (the "Closing Date"), HHOC shall provide to Purchaser a settlement statement (the "Settlement Statement"), subject to audit and verification by Purchaser which sets forth an accounting, prepared separately by well for each of the wells described in Exhibit "A" or Exhibit "A-1" hereto and for each related pipeline and for each Seller, of the portion of the Purchase Price allocable to such Seller and increases and decreases thereto pursuant to the provisions of Section 4(a) and Section 4(b), respectively. If the aggregate decreases as to any Seller reflected in the Settlement Statement exceed the aggregate increases as to such Seller reflected in the Settlement Statement, such statement shall be accompanied by a check of such Seller payable to Purchaser in the amount of such excess. If the aggregate increases as to any Seller reflected in the Settlement Statement exceed the aggregate decreases as to such Seller reflected in the Settlement Statement, such statement shall be accompanied by an invoice from such Seller, to be paid promptly by Purchaser, for a sum equal to the amount of such excess. The Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. If, after the Closing, Sellers receive any payments with respect to the sale of production of oil and/or gas from or allocable to the Subject Leases occurring on or after the Effective Date and the Purchase Price has already been adjusted pursuant to this Section 4, then each relevant Seller shall deliver such proceeds to Purchaser promptly.




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                  (d) AD VALOREM TAXES. Ad valorem and property taxes
         attributable to the Subject Interests for the current year shall be allocated between Sellers and Purchaser based upon the ratio of the period of ownership during the current year by Sellers prior to the Effective Date and by Purchaser on and after the Effective Date. Ad valorem and property taxes assessed with respect to the Subject Interests for the current year shall be the responsibility of, and shall be paid by, Purchaser; provided, however, the amount thereof allocable to each Seller, as provided above in this Section 4(d), shall serve to increase any post-closing refund by such Seller to Purchaser, as provided above in Section 4(c) above, or to reduce any additional amount payable by Purchaser to such Seller, as provided above in
         Section 4(c) above.

         5. DUE DILIGENCE REVIEW AND OBJECTIONS.

                      (a) ACCESS AND INSPECTION. To the extent they have the legal right to do so and subject to the limitations set forth below in this Section 5, Sellers shall afford to Purchaser and its authorized representatives (during the period from the date hereof until the Closing and during normal business hours), reasonable access to the Subject Leases, the Subject Lease Equipment, the Subject Easements, and the Subject Pipeline Equipment and to the following types of data related to the Subject Interests in the possession of any of Sellers: accounting, title, contract, corporate and legal materials and operating data and information available as of the date hereof and that becomes available to any of Sellers at any time prior to the Closing. In addition, Sellers shall furnish to Purchaser such other information as Purchaser may reasonably request. Purchaser shall be authorized, at its expense (and using its own copying equipment), to make such copies of such data as it reasonably deems relevant; provided, however, to the extent that geophysical data pertaining to the Subject Leases held by any of Sellers is subject to restrictions imposed by licenses or other agreements, such restrictions shall govern and control the extent to which Purchaser shall have access thereto. All visits to any of Sellers' facilities by Purchaser or on Purchaser's behalf shall be scheduled by mutual consent of the parties hereto subject to Purchaser's providing Sellers with reasonable advance notice of the locations that Purchaser wishes to visit and the proposed times. Any of Sellers may accompany Purchaser and its representatives during their site visits. Entry onto the Subject Leases shall be (i) subject to valid third-party restrictions, if any, existing under the terms of any of the Subject Leases, the Subject Easements or the Subject Contracts, and to any Seller's industrial safety, hygiene, and drug and alcohol requirements and (ii) at Purchaser's sole risk and expense. Sellers shall use reasonable efforts to identify for Purchaser, upon request, any third-party restrictions to which Purchaser may be subject in exercising its rights to enter upon the lands covered by any of the Subject Leases. Purchaser may conduct, prior to the Closing and at its cost, such



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         further review of data and information pertaining to the Subject
         Interests, and title examination and other examinations and investigations in respect of the Subject Interests, as Purchaser desires.

                  (b) ENVIRONMENTAL ASSESSMENT. Without limitation of the right of Purchaser to conduct any investigations of the Subject Interests, Purchaser may conduct an environmental assessment of the lands covered by the Subject Leases and the lands covered by the Subject Easements. If Purchaser undertakes an environmental assessment, both the consultant (if consultants are employed) and the scope of the proposed assessment, including, but not limited to, testing protocols, must be acceptable to Sellers before the work may begin, such acceptance not to be unreasonably withheld by Sellers. Purchaser shall deliver to Sellers, at Purchaser's cost, copies of all final reports, results, data, and analyses of site visits, inspections, and assessments within seven (7) days of Purchaser's receipt thereof. If required by applicable law, Sellers may disclose such reports, results, data, and analyses of site visits, inspections, and assessments delivered to Sellers by Purchaser.

                  PURCHASER ACKNOWLEDGES THAT PORTIONS OF THE SUBJECT INTERESTS MAY BE CONTAMINATED WITH NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"), AND, UPON CLOSING, PURCHASER HEREBY ACCEPTS, WITH RESPECT TO THE SUBJECT INTERESTS, FULL RESPONSIBILITY FOR COMPLYING WITH ALL LEGAL REQUIREMENTS APPLICABLE TO NORM, SUBJECT TO THE PROVISIONS OF SECTION 12.

                  (c) TITLE DEFECTS AND RELATED PURCHASE PRICE ADJUSTMENTS. For purposes of this Section 5(c) and other relevant provisions of this Agreement, the following terms shall have the meaning assigned to such terms, respectively, below:

                   "TITLE DEFECT" means any encumbrance, irregularity or defect in the title of any Seller to any Subject Interest which, alone or in combination with other defects, causes such title to be less than Marketable Title.

                  "MARKETABLE TITLE" means such title and ownership of a Seller (pursuant to instruments filed of record in Wharton County, Texas) that (i) will entitle Purchaser, as such Seller's successor, to receive not less than the relevant Net Revenue Interest set forth in Exhibit "A-1" of all Hydrocarbons produced under the terms of the Subject Leases (or other property denominated in Exhibit "A-1") and own not less than the relevant Working Interest set forth



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Page 9



                  in Exhibit "A-1" in and to the Subject Easements and the pipelines and other Subject Pipeline Equipment located on the lands covered by the Subject Easements; (ii) will obligate Purchaser, as such Seller's successor, to bear a percentage of costs and expenses related to the maintenance, operation, and development of the Subject Leases and the pipelines located on the lands covered by the Subject Easements (or other property denominated in Exhibit "A-1") not greater than the relevant Working Interest set forth in Exhibit "A- 1," unless the circumstances causing the Working Interest to be greater will cause the corresponding Net Revenue Interest to increase in at least the same proportion; and (iii) is free of all claims, liens, security interests, encumbrances, and defects (including, without limitation, legal actions), except for Permitted Encumbrances.

                  "Permitted Encumbrances" means:

                      (i) lessor's royalties, overriding royalties, production payments, net profits, interests, reversionary interests and similar burdens on production that do not, and will not, reduce the relevant Net Revenue Interest of Purchaser, as a Seller's successor in title, below that shown in Exhibit "A-1" or increase the relevant Working Interest of Purchaser, as such Seller's successor in title, above that shown in Exhibit "A-1" (unless the circumstances causing the Working Interest to increase will cause the corresponding Net Revenue Interest to increase at least in the same proportion);

                      (ii) preferential rights to purchase and third-party consents with respect to which, prior to the Closing, (A) waivers or consents are obtained from the appropriate persons or (B) the time for asserting such rights has expired without exercise;

                      (iii) mechanics', materialmen's, operator's and non-operators', tax and similar liens or charges arising in the ordinary course of business related to a Subject Interest, if such liens or charges secure payments not yet due;

                      (iv) all consents from, notices to, approvals by or other actions by governmental authorities in connection with sale or transfer of properties



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                      such as the Subject Interests, if such matters are
                      customarily and appropriately obtained after the sale or transfer;

                      (v) liens, security interests or other encumbrances that are released at or prior to the Closing pursuant to the terms of releases and other instruments in form and substance reasonably satisfactory to Purchaser and executed, delivered, and acknowledged by the owner and holder thereof;

                      (vi) rights of any governmental authority to control or regulate the Subject Interests, together with all applicable laws, rules and regulations;

                      (vii) easements, rights-of-way, surface leases and other surface use restrictions, if such restrictions will not materially adversely affect the use, value or operation of any of the Subject Interests; and

                      (viii) title and other matters waived or deemed to be waived by Purchaser pursuant to any provision of this
                      Section 5.

                  Should, as a result of examinations and investigations or otherwise, one or more matters come to Purchaser's attention which constitute a Title Defect and that Purchaser desires to assert as a basis to seek an adjustment of the Purchase Price and/or as a basis not to proceed with the Closing, Purchaser shall notify Sellers in writing of such Title Defects no later than five (5) Business Days (for purposes of this Agreement the term "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are required or authorized by law to be closed) prior to the Closing Date. Such notification (a "Title Defect Notice") shall include, for each asserted Title Defect, (i) a description of the Title Defect and the Subject Interest to which it applies; (ii) an explanation of the basis for the claim of a Title Defect and (iii) the amount by which Purchaser would propose to adjust the portion of the Purchase Price allocable to any Seller in view of such Title Defect. Any matter, whether or not asserted in a Title Defect Notice, that may constitute a Title Defect shall be deemed to have been waived by Purchaser in the event that Purchaser proceeds with the Closing without the Title Defect having been cured.

                  (d) DISPOSITION OF TITLE DEFECTS. In the event that Purchaser gives Sellers any Title Defect Notice:




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                      (i) Sellers may attempt to cure the relevant Title Defect
                      prior to the Closing;

                      (ii) whether or not Sellers have then begun to, or ever begin to, cure any asserted Title Defect (there being no obligation on the part of Seller to cure any Title Defect), Sellers may postpone the Closing by designating a new Closing Date to be a date not later than ten (10) days after the deadline for the Closing provided in Section 10(a); and

                      (iii) notwithstanding any other election made under this
                      Section 5(d) (it being expressly recognized that attempts to cure asserted Title Defects may continue while the parties hereto are acting under this election), the parties hereto may elect to proceed with respect to one or more asserted Title Defects under the provisions of
                      Section 5(e).

                  (e) Purchase Price Adjustments for Title Defects.

                      (i) Not later than five (5) Business Days after actual receipt of any Title Defect Notice, the parties shall enter into good faith negotiations and attempt to agree on whether such claimed matters constitute a Title Defect for the purposes of this Agreement and/or the appropriate downward adjustment to the Purchase Price in connection therewith; provided, however, there shall be no downward adjustment to the Purchase Price as the result of Title Defects unless the agreed value of all Title Defects asserted by Purchaser in a timely manner prior to the Closing exceeds $30,000 and, unless such threshhold is exceeded, Purchaser shall have no right, notwithstanding any provision of this Agreement to the contrary, to terminate this Agreement. If the parties have not reached a written agreement on any such matters within three (3) Business Days after the commencement of such negotiations, then, subject to the proviso in the immediately preceding sentence, either Sellers or Purchaser may terminate this Agreement by notice in writing to Purchaser or Sellers, as the case may be.

                      (ii) If all issues to be determined pursuant to this
                      Section 5(e) have not been determined at least two (2) Business Days prior to the Closing Date, then at the election of either Sellers or Purchaser, subject in all respects



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November 20, 1998
Page 12



                      to the termination rights under Section 10(a), the Closing Date shall be deferred until all such issues have been determined in accordance with this Section 5(e), but in no event longer than ten (10) days, and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred.

                      (iii) Subject to the provisions of subsection (i) of this
                      Section 5(e), with respect to any Title Defect that any Seller elects not to cure or that any Seller fails to cure prior to the Closing, the portion of the Purchase Price allocable to such Seller shall be reduced by the amount determined with respect to such Title Defect pursuant to subsection (i) of this Section 5(e), unless Purchaser or Sellers elect(s) to terminate this Agreement pursuant to subsection (iv) of this Section 5(e).

                      (iv) Notwithstanding anything contained herein to the contrary, other than the proviso appearing in the first sentence of subsection (i) of this Section 5(e), in the event that any Title Defect that is asserted in a Title Defect Notice is not cured prior to Closing, resolved pursuant to subsection (i) of this Section 5(e), or waived in writing by Purchaser, Purchaser or Sellers may terminate this Agreement by notice in writing to Purchaser or Sellers, as the case may be.

                  (f) NO WARRANTY OF MERCHANTABILITY OR FITNESS. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, HHOC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SUBJECT LEASE EQUIPMENT, THE SUBJECT PIPELINE EQUIPMENT, AND OTHER PERSONAL PROPERTY INCLUDED IN THE SUBJECT INTERESTS, AND THE SAME ARE TO BE SOLD BY HHOC AND ACCEPTED BY PURCHASER ON AN "AS IS" AND "WHERE IS" BASIS AND CONDITION.

                  (g) WAIVER OF CONSUMER RIGHTS. PURCHASER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT,
         SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF PURCHASER'S OWN SELECTION,

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Page 13



         PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLERS THAT PURCHASER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

         6. WARRANTIES AND REPRESENTATIONS OF SELLERS. Each Seller shall convey the Subject Interests to Purchaser with the warranties and representations set forth in the Assignment, which warranties and representations are made severally, and not jointly, as to the portion of the Subject Interests owned by each Seller. In addition, each Seller, solely as to such Seller, warrants and represents to Purchaser (with such warranties and representations surviving the Closing for a period of one year) that as of the date hereof and as of the
Closing:

                  (a) ORGANIZATION AND QUALIFICATION. HHOC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Trusts is a trust created and existing under the laws of the State of Texas.

                  (b) AUTHORITY. Each Seller has all requisite power and authority to own and sell the Subject Interests which it owns, to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder, and delivery and performance of this Agreement do not (i) conflict with or violate any Seller's articles of incorporation or bylaws or other governing documents, or any agreement or instrument to which any Seller is a party or by which any Seller is bound, or any law, administrative regulation or rule, judgment, decree, order or statute applicable to any Seller, or (ii) constitute a material breach of, or any event of default under, any contract to which any Seller is a party or by which any Seller or its assets are bound, or constitute the happening of an event or condition upon which any other party to such contract or agreement may exercise any right or option which will materially and adversely affect any of the Subject Interests.

                  (c) EXECUTION OF AGREEMENT AND CLOSING DOCUMENTS. This Agreement has been duly authorized (as necessary), executed, and delivered on behalf of each Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by each Seller shall have been duly authorized, executed, and delivered by such Seller. This

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November 20, 1998
Page 14



         Agreement constitutes the valid and binding agreement of each Seller enforceable against such Seller in accordance with its terms.

                  (d) LITIGATION AND UNDISCLOSED LIABILITIES. No claim, suit, action, insolvency case or other proceeding is pending or, to the best of any Seller's knowledge, threatened before any court or governmental authority which might (i) result in impairment or loss to any Seller of title to any part of the Subject Interests or the value thereof, (ii) hinder or impede the operation of the Subject Interests or (iii) hinder, impede, or prevent any Seller from being able to consummate the transaction contemplated by this Agreement. Each Seller shall promptly notify Purchaser of any such matter arising prior to the Closing with respect to which such Seller receives actual notice. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or threatened against any Seller.

                  (e) TITLE TO SUBJECT INTERESTS. The following statements regarding Sellers' title to the Subject Interests are substantially correct and not materially misleading in any respect:

                      (i) to the best of such Seller's knowledge, such Seller is not in default under some material provision of a lease, agreement or other contract affecting the Subject Interests;

                      (ii) to the best of such Seller's knowledge, the Subject Leases are in full force and effect and all royalties and other amounts due and owing under the Subject Leases (including, but not limited to, shut-in royalties, delay rentals, and payments in respect of damages to the surface of the lands covered by the Subject Leases) have been paid timely and in full, and no notices have been received by any Seller of any claim to the contrary;

                      (iii) to the best of such Seller's knowledge, the Subject Interests include all rights of ingress and egress and other rights necessary for operations currently conducted on the Subject Interests and for the production, treating, storing, marketing or transportation of oil and/or gas produced from or allocable to the Subject Leases;

                      (iv) the Subject Interests are not subject to any liens, mortgages, deeds of trust, preferential rights to purchase, requirements for consents to assignment, reversionary rights in favor of third parties or other

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November 20, 1998
Page 15



                      encumbrances other than Permitted Encumbrances and those identified on Exhibit "A" hereto;

                      (v) each Seller is entitled to receive not less than the Net Revenue Interests (N.R.I.) set forth in Exhibit "A-1 " as to such Seller and is not obligated to pay costs and expenses relating to the Subject Interests in an amount greater than the Working Interests (W.I.) set forth in Exhibit "A-1" as to such Seller for each of the Subject Leases; and

                      (vi) since the Effective Date, there has been no material change in the condition of the Subject Interests other than normal production of Hydrocarbons and depreciation of Subject Lease Equipment and the Subject Pipeline Equipment through ordinary wear and tear.

                  (f) SUBJECT CONTRACTS. The Subject Contracts listed under the heading "Permitted Encumbrances" in Exhibit "A" hereto, including, but not limited to, the operating agreements applicable to the operation of the Subject Leases and the pipelines located on the lands covered by the Subject Easements and the pipelines located on the lands covered by the Subject Easements, are in force and effect, no Seller has been advised of a default under any such agreement, and there are no joint interest audits being conducted, nor any disputes concerning any such agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not be considered a default under any of such Subject Contracts, except to the extent of any default thereunder waived by the necessary parties prior to the Closing.

                  (g) PREPAYMENT ARRANGEMENTS AND IMBALANCES. No Seller is obligated, by virtue of a take-or-pay or other prepayment arrangement, a gas balancing arrangement, or any similar provision in any contract for the sale of oil and/or gas, to deliver oil and/or gas produced from or allocable to the Subject Interests at some future time without receiving full payment therefor. No natural gas included in the Subject Interests and physically produced (but not sold) before the Effective Date is in storage. No Seller has produced a share of gas from or attributable to the Subject Leases greater than its ownership percentage of such gas and no Seller is under an obligation to reduce its share of production of such gas from or attributable to the Subject Leases under any gas balancing agreement or similar contract to allow any under produced parties to come back into balance.

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November 20, 1998
Page 16



                  (h) COMPLIANCE WITH PRICING LAWS. To the best of its knowledge, no Seller has received any proceeds from the sale of production of Hydrocarbons from or allocable to the Subject Leases in excess of the amounts permitted under applicable laws, rules and regulations of the United States government or any state government. To the best of its knowledge, no Seller has actual or asserted liability, nor any potential liability, for the refund of any such proceeds or any interest or penalties thereon.

                  (i) TAXES. Any and all ad valorem, production, severance, windfall profit and similar taxes and assessments based on or measured by each Seller's ownership of the Subject Interests, Hydrocarbon reserves attributable to the Subject Interests, the production of such Hydrocarbons, or the receipt of proceeds therefrom for all years prior to the year in which this Agreement is executed have been properly paid, and all such taxes and assessments which become due and payable prior to the Closing shall be properly paid by each Seller. There are no assessed tax deficiencies against any Seller with respect to the Subject Interests owned by such Seller or the production of Hydrocarbons therefrom and no audits presently being conducted by any federal, state or local authority regarding taxes allegedly due and owing by such Seller and affecting the Subject Interests or the production of Hydrocarbons from or allocable to the Subject Leases. Purchaser acknowledges that, to the extent that there exists any production tax refund entitlement with respect to production of Hydrocarbons from or attributable to the Subject Interests occurring prior to the Effective Date, the same shall be deemed to be the property of HHOC or one or both of the Trusts, as the case may be, and shall not be deemed to be conveyed, or subject to conveyance, pursuant to the terms of this Agreement or the Assignment.

                  (j) BROKERS' FEES. No Seller has incurred any liability, contingent or otherwise, for broker's or finder's fees in respect of the transaction which is the subject of this Agreement for which Purchaser shall have any responsibility whatsoever.

                  (k) COMPLIANCE WITH LAWS. All laws, regulations and orders of all governmental authorities having jurisdiction over the Subject Interests have been, to the best knowledge of each Seller, complied with and shall continue to be complied with until the Closing, including, but not limited to, all state, federal, and local environmental laws, all applicable permitting procedures for the drilling or operation of oil and gas wells, and all applicable laws regarding the spacing, completion, and bottoming of wells, the disposal of water therefrom, the prorating of production therefrom, and all other conservation matters. Without limiting the generality of the foregoing, no well constituting a part of the Subject Interests is shut-in, curtailed or otherwise subject to penalties on allowables because of any

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Page 17



         over production which would prevent the full legal and regular allowable (including, but not limited to, maximum permissible tolerance), as prescribed by any court or federal, state or local governmental authority, to be assigned to any such well.

                  (l) CONDITION OF PERSONAL PROPERTY. Without in any manner impairing the disclaimer of certain warranties by Sellers provided in
         Section 5(f), to the best of each Seller's knowledge, all personal property and equipment included within, located on or used in connection with the Subject Interests has been operated in accordance with industry standards, has been maintained in a good and workmanlike manner, is in a state of good repair (ordinary wear and tear excepted), and is free from material defects.

         7. WARRANTIES AND REPRESENTATIONS OF PURCHASER. Purchaser warrants and represents to Sellers that, as of the date hereof and as of the Closing:

                  (a) CORPORATE ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas.

                  (b) AUTHORITY. Purchaser has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder, and delivery and performance of this Agreement do not (i) conflict with or violate Purchaser's articles or certificates of incorporation or bylaws, or any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any law, administrative regulation or rule, judgment, decree, order or statute applicable to Purchaser, or
         (ii) constitute a material breach of, or any event of default under, any contract to which Purchaser is a party or by which Purchaser or its assets are bound, or constitute the happening of an event or condition upon which any other party to such contract or agreement may exercise any right or option which will materially adversely affect any of the Subject Interests.

                  (c) EXECUTION OF AGREEMENT AND CLOSING DOCUMENTS. This Agreement has been duly authorized, executed, and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly authorized, executed, and delivered.

                  (d) BROKER'S FEES. Purchaser has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of the transaction which is the subject of this Agreement for which Sellers shall have any responsibility whatsoever.

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November 20, 1998
Page 18



         8. OPERATIONS. HHOC covenants that, from the date hereof through the Closing Date, except as provided herein or as otherwise consented to in writing by Purchaser, HHOC will:

                  (a) not (i) in any manner deal with, incur obligations with respect to, or undertake any transactions relating to, the Subject Interests other than transactions (A) in the normal, usual and customary manner, (B) of a nature and in an amount consistent with prior practice, and (C) in the ordinary and regular course of business of owning and operating the Subject Interests; (ii) acquire, dispose of, encumber or relinquish any of the Subject Interests; or (iii) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any of the Subject Interests after the Effective Date, provided, however, that if HHOC undertakes to make any capital expenditures or work-over expenditures with respect to the Subject Interests (except when required by an emergency when there shall have been insufficient time to notify Purchaser) in excess of $5,000, it shall notify Purchaser and obtain Purchaser's written consent thereto, which consent shall not withheld or delayed unreasonably;

                  (b) use all reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Subject Interests; and

                  (c) maintain in effect insurance providing the same type coverage, in the same amounts, and with the same deductibles as the insurance maintained in effect by HHOC on the Effective Date.



         9. CONDITIONS TO CLOSING.

                  (a) SELLER'S CONDITIONS. Sellers' obligation to proceed with the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions, which shall be deemed satisfied upon the occurrence of the Closing:

                      (i) the representations and warranties of Purchaser set forth in this Agreement shall be true and correct, in all material respects (except to the extent such representations and warranties speak as of an earlier date), as though made at and as of the Closing;

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November 20, 1998
Page 19



                      (ii) Purchaser shall have performed, in all material respects, the covenants and agreements which Purchaser was required to perform or satisfy at or prior to the Closing;

                      (iii) except for matters not customarily and appropriately obtained prior to the Closing, Sellers have received evidence, in form reasonably satisfactory to their counsel, that all permits, consents, approvals, licenses, qualifications, and orders required by governmental authority, or the terms of any of the Subject Interests, to be obtained prior to the Closing have been obtained or waived;

                      (iv) there shall be no action or proceeding pending or threatened before a court arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transaction contemplated by this Agreement or to obtain substantial damages from any of Sellers related to this Agreement; and

                      (v) all Title Defects asserted in any Title Defect Notice shall have been (A) cured, (B) resolved pursuant to
                      Section 5(e) or (C) waived in writing by Purchaser.

                  (b) PURCHASER'S CONDITIONS. Purchaser's obligation to proceed with the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions which shall be deemed satisfied upon the occurrence of Closing:

                      (i) the representations and warranties of Sellers set forth in this Agreement shall be true and correct, in all material respects, (except to the extent such representations and warranties speak as of an earlier date) as though made at and as of the Closing;

                      (ii) Sellers shall have performed, in all material respects, the covenants and agreements which Sellers were required to perform or satisfy at or prior to the Closing;

                      (iii) except for matters not customarily and appropriately obtained prior to the Closing, Purchaser shall have received evidence, in form reasonably satisfactory to its counsel, that all permits, consents,

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November 20, 1998
Page 20



                      approvals, licenses, qualifications, and orders required by any governmental authority, or the terms of any of the Subject Interests, to be obtained have been obtained or waived;

                      (iv) there shall be no action or proceeding pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transaction contemplated by this Agreement or to obtain substantial damages from Purchaser related to this Agreement;

                      (v) all Title Defects asserted in any Title Defect Notice shall have been (A) cured, (B) resolved pursuant to
                      Section 5(e) or (C) waived in writing by Purchaser; and

                      (vi) since the Effective Date, there shall have been no material adverse change in the condition of the Subject Leases, the Subject Lease Equipment or the Subject Pipeline Equipment, except depletion through normal production within authorized allowables, changes in rates of production that occur in the ordinary course of operation of the Subject Leases, and depreciation of the Subject Lease Equipment and the Subject Pipeline Equipment through ordinary wear and tear.

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November 20, 1998
Page 21



         10. TERMINATION AND LIABILITIES UPON TERMINATION.

                  (a) Right to Terminate. This Agreement and the transaction contemplated by this Agreement may be terminated in the following situations:

                      (i) by Sellers or Purchaser, if the Closing does not occur on or before December 11, 1998; provided, however, that neither Sellers nor Purchaser may terminate this Agreement if, as the case may be, it is or they are in breach of this Agreement;

                      (ii) by Sellers, if the conditions contained in Section 9(a) are not satisfied or waived as of the Closing Date;

                      (iii) by Purchaser, if the conditions contained in Section 9(b) are not satisfied or waived as of the Closing Date; and

                      (iv) by Sellers and Purchaser pursuant to written agreement;

                  (b) LIABILITIES UPON TERMINATION. Subject to the further provisions of this Section 10(b), termination of this Agreement by any non-defaulting party, pursuant to Section 10(a), shall be in addition to any other rights or remedies available at law or in equity to such party, subject, however, to the provisions of Section 15 below, arising out of any failure by the other party or parties of any of its or their obligations under this Agreement or the failure of any representation or warranty made by the other party or parties in this Agreement to be true and correct, provided, however, (i) termination of this Agreement, with no party having any liability to any other, shall be the sole remedy of Purchaser should Sellers' warranty of title prove to be untrue or incorrect as a result of a Title Defect not resolved by mutual agreement of the parties and (ii) if Sellers terminate this Agreement should Sellers' warranty of title prove to be untrue or incorrect as a result of a Title Defect not resolved by mutual agreement of the parties, Sellers shall have no liability to Purchaser. In no event shall a party hereto be entitled to recover incidental, consequential, statutory, or punitive damages as a result of any termination of this Agreement or any breach of any representation, warranty, condition or covenant hereunder or a failure to perform an obligation hereunder.

         11. CLOSING. The Closing shall be held at 10:00 a.m. Houston, Texas time at HHOC's offices in Houston, Texas on or before December 11, 1998, or at such other time and place as may be mutually acceptable to Sellers and Purchaser. At the Closing, each Seller shall execute and

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November 20, 1998
Page 22



deliver to Purchaser the Assignment, a statement to the effect that such Seller is not a "foreign person" within the context of Treasury Regulations ss.1.1445-2(b)(2), and such other documents as may be required hereunder to be delivered by such Seller to Purchaser as a condition to the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to each Seller the portion of the Purchase Price allocable to such Seller; Purchaser shall join in execution of the Assignment; if Purchaser is to succeed HHOC as operator of the Subject Leases and the pipelines located on the Subject Easements, Purchaser shall execute all documents required by any governmental authority with jurisdiction to evidence such succession by Purchaser and Purchaser shall provide to HHOC evidence that Purchaser has in place with such governmental authorities all bonds required as a result of such succession; and Purchaser shall execute and deliver to Sellers such other documents as may be required to be delivered by Purchaser to Sellers as a condition to the Closing.

         12. INDEMNITIES. ON AND AFTER THE CLOSING DATE, PURCHASER SHALL PROTECT, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLERS, AND THE SHAREHOLDERS, DIRECTORS, OFFICERS, TRUSTEES, BENEFICIARIES, EMPLOYEES, AND AGENTS OF ANY SELLER, AND THE HEIRS, DEVISEES, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING (COLLECTIVELY, THE "SELLER INDEMNITEES"), FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, LOSSES, DAMAGES, COSTS, EXPENSES, COURT COSTS, REASONABLE ATTORNEY FEES, CAUSES OF ACTION, DEATHS, PERSONAL INJURIES, ILLNESSES, DISEASES, LITIGATION, JUDGMENTS OR SETTLEMENTS PERTAINING TO THE SUBJECT INTERESTS ARISING OUT OF ANY ACTIONS OR FAILURES TO ACT OCCURRING ON AND AFTER THE CLOSING DATE. LIKEWISE, ON AND AFTER THE CLOSING DATE, SELLERS, SEVERALLY AND NOT JOINTLY, SHALL PROTECT, INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER AND THE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS OF PURCHASER, AND THE HEIRS, DEVISEES, SUCCESSORS, AND ASSIGNS OF ANY OF THE FOREGOING, FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, LOSSES, DAMAGES, COSTS, EXPENSES, COURT COSTS, REASONABLE ATTORNEY FEES, CAUSES OF ACTION, DEATHS, PERSONAL INJURIES, ILLNESSES, DISEASES, LITIGATION, JUDGMENTS OR SETTLEMENTS PERTAINING TO THE SUBJECT INTERESTS ARISING OUT OF ANY ACTION OR FAILURES TO ACT OCCURRING PRIOR TO THE CLOSING DATE. FURTHER TO THE FOREGOING, ON AND AFTER THE CLOSING DATE, PURCHASER SHALL ASSUME ALL RESPONSIBILITY FOR, AND SHALL INDEMNIFY ALL SELLER INDEMNITEES AGAINST ANY LIABILITY OR COST IN CONNECTION WITH, THE PLUGGING OF THE WELLS AND THE RESTORATION OF THE SURFACE THAT RELATE TO THE SUBJECT INTERESTS, WHETHER ARISING UNDER LAW, RULE OR REGULATION, BY AGREEMENT OR OTHERWISE.

         13. ACCESS TO SUBJECT DATA. Upon the Closing, HHOC, for the same consideration provided in Section 2 above, agrees to make the Subject Data available to Purchaser at the offices of HHOC for review by Purchaser or its designated representatives from time to time. The Subject Data shall be made available during normal business hours and following reasonable advance notice by Purchaser to HHOC. Subject to the need of HHOC to use such equipment (which need shall have

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November 20, 1998
Page 23



priority over the rights of Purchaser), HHOC shall allow Purchaser or its designated representatives to utilize 3D seismic workstations in HHOC's offices in processing and interpreting portions of the Subject Data. In utilizing the Subject Data and such equipment of HHOC, Purchaser and its designated representatives shall not make any copies of the Subject Data or remove any of the Subject Data from the offices of HHOC and Purchaser and its designated representatives shall be subject to all confidentiality obligations and use limitations applicable to HHOC, including, but not limited to, those contained in the Exploration Agreement, and reasonable confidentiality policies and procedures imposed by HHOC on Purchaser and its designated representatives to protect the confidentiality of information and data in the offices of HHOC other than the Subject Data. Purchaser agrees that it shall be responsible for compliance by its designated representatives with confidentiality obligations and use limitations applicable to the Subject Data and, if requested by HHOC, shall cause each such designated representative to enter into a confidentiality agreement with HHOC in form and substance acceptable to HHOC.

         14. OPTION TO PARTICIPATE IN EXPLORATORY WELLS. Upon the Closing, HHOC, for the same consideration provided in Section 2 above, grants to Purchaser the right (exercisable as provided below in this Section 14) to participate, in an amount up to twenty-five percent (25%) of the (31.25%) working interest of HHOC as to depths including and below the top of the Wilcox formation underlying the "Seismic Area" established pursuant to the Exploration Agreement (the "Option Area"), in the risk, liability, and expense of the drilling of each initial well proposed by HHOC or any of the other parties to the Exploration Agreement (an "Option Area Initial Well") to establish production of Hydrocarbons from the portion of the Option Area covered by the operating agreement entered into among HHOC and the other parties to the Exploration Agreement, pursuant to applicable provisions of the Exploration Agreement, to govern operations on such portion of the Option Area (an "Option Area Operating Agreement") and earn an equivalent interest in the portion of the Option Area covered by the relevant Option Area Operating Agreement (the "Designated Option Area Acreage") by bearing a proportionate share of the risk, liability, and expense to HHOC to drill the relevant Option Area Initial Well and test such well prior to making an election to attempt to complete such well as a well capable of producing Hydrocarbons in commercial quantities, subject, however, to the right of HHOC, as to each Option Area Initial Well, to elect, pursuant to applicable provisions of the relevant Option Area Operating Agreement, not to participate in the drilling of the relevant Option Area Initial Well, in which case, as to any Option Area Initial Well, Purchaser shall have no right to participate in such Option Area Initial Well or the relevant Designated Option Area Acreage.

         Should HHOC propose, or receive notice from another party to the Exploration Agreement or the relevant Option Area Operating Agreement proposing, the drilling of an Option Area Initial

Hall-Houston Oil Company et al.
November 20, 1998
Page 24



Well, HHOC shall provide to Purchaser promptly a copy of the proposal for such Option Area Initial Well. Purchaser shall have the right, exercisable by written notice to HHOC within fifteen (15) days of receipt from HHOC of a copy of the proposal for the relevant Option Area Initial Well, to exercise the option granted to Purchaser in the immediately preceding paragraph of this Section 14, which notice to HHOC shall state the extent of the portion (stated as a percentage and not exceeding 25%) of the working interest of HHOC in the relevant Designated Option Area Acreage which Purchaser elects to bear in connection with the drilling of the relevant Option Area Initial Well (the "Participation Percentage"). Failure of Purchaser to respond to HHOC within the time period provided in the immediately preceding sentence of this Section 14 shall constitute an election by Purchaser not to participate in the drilling of the relevant Option Area Initial Well.

         Should Purchaser elect, or be deemed to have elected (pursuant to the final sentence of the immediately preceding paragraph of this Section 14), not to participate in the drilling of any Option Area Initial Well, then, notwithstanding any provision of the relevant Option Area Operating Agreement to the contrary, Purchaser shall have no further right with respect to the relevant Designated Option Area Acreage or any operations thereon.

         Should Purchaser exercise, in connection with the drilling of any Option Area Initial Well, the option granted to Purchaser in the first paragraph of this Section 14, then should any party to the relevant Option Area Operating Agreement elect not to participate in the drilling of such Option Area Initial Well, Purchaser shall also be entitled to acquire from HHOC up to twice the relevant Participation Percentage of the interest of any such non-participating party available to HHOC on the basis of HHOC's working interest in the relevant Designated Option Area Acreage prior to giving effect to the election by Purchaser to exercise the option granted to Purchaser in the first paragraph of this Section 14. HHOC shall provide to Purchaser promptly notice of the aggregate interest available to HHOC as the result of the election of other parties to the relevant Option Area Operating Agreement not to participate in the drilling of the relevant Option Area Initial Well. Purchaser shall, thereafter, provide to HHOC, within fifteen (15) days of receipt by Purchaser of such notice from HHOC, notice of the portion (stated as a percentage and not exceeding twice the relevant Participation Percentage) of the aggregate interest available to HHOC as the result of the election of other parties to the relevant Option Area Operating Agreement not to participate in the drilling of the relevant Option Area Initial Well which Purchaser elects to acquire. Failure of Purchaser to respond to HHOC within the time period provided in the immediately preceding sentence of this Section 14 shall constitute an election by Purchaser not to acquire from HHOC any portion of the aggregate interest available to HHOC as the result of the election of other parties to the relevant Option Area Operating Agreement not to participate in the drilling of the relevant Option Area Initial Well.

Hall-Houston Oil Company et al.
November 20, 1998
Page 25



         Upon an election by Purchaser to exercise, as to any Option Area Initial Well, the option granted to Purchaser in the first paragraph of this
Section 14, HHOC shall execute and deliver to Purchaser an assignment, in form and substance mutually acceptable to HHOC and Purchaser, of the relevant Participation Percentage of the working interest of HHOC in the relevant Designated Option Area Acreage. Each such assignment by HHOC to Purchaser shall be made subject to the Exploration Agreement and the relevant Option Area Operating Agreement and to a proportionate share of lessor's royalty and all other burdens on the interest of HHOC in the relevant Designated Option Area Acreage. All operations on the relevant Designated Option Area Acreage shall be conducted in accordance with the relevant Option Area Operating Agreement, but giving effect to such assignment by HHOC to Purchaser and any election by Purchaser to acquire a portion of the aggregate interest available to HHOC as the result of the election of other parties to the relevant Option Area Operating Agreement not to participate in the drilling of the relevant Option Area Initial Well.

         15. DISPUTE RESOLUTION. Any dispute relating to performance hereunder shall be finally settled by arbitration in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         16. MISCELLANEOUS.

                  (a) NOTICES. Any notice required to be given pursuant to this Agreement shall be in writing and shall be delivered in person, or by private courier service, with written receipt of acceptance returned to the sender, or via registered or certified mail, return receipt requested, postage prepaid, or by telecopier (with confirmation of receipt by telecopier sent by the recipient to the sender within two hours of completion of transmission with the result that, if there is no such confirmation of receipt by telecopy, the original notice sent by telecopier shall not be deemed effective notice) to each of the relevant parties at the address, or at the telecopier number, set forth in the letterhead or inside address of this Agreement, as the case may be.

                  (b) GOVERNING LAW. This Agreement and all issues of interpretation or performance shall be governed by and construed under the laws of the State of Texas.

                  (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, prior to the Closing, Purchaser shall have no right to assign any rights or delegate any obligations of Purchaser

Hall-Houston Oil Company et al.
November 20, 1998
Page 26



         hereunder without the prior written consent of Sellers, which consent may be withheld for any reason or for no reason. After the Closing, Purchaser shall have no right to assign any rights or delegate any obligations of Purchaser under Section 13 or Section 14 above without the prior written consent of HHOC, which consent may be withheld for any reason or for no reason and Purchaser shall have no right to assign any rights or delegate any obligations with respect to the Subject Interests or any interest earned by Purchaser in the Option Area pursuant to Section 14 above except in compliance with applicable provisions of the Exploration Agreement (including, but not limited to, Article VIII thereof) and any applicable operating agreement.

                  (d) CONTROLLING AGREEMENT. In the event of any conflict between the provisions of this Agreement and those of the Assignment, the provisions of this Agreement shall be controlling. Notwithstanding the foregoing, provisions contained in the Assignment not addressed in this Agreement shall not be deemed in conflict with this Agreement and shall be given full force and effect.

                  (e) SEVERABILITY. All provisions herein are severable and in the event any one of them shall be held invalid by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid provision was not contained herein.

                  (f) HEADINGS. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

                  (g) ATTORNEY'S FEES. Subject to the provisions of Section 15 above, if any action at law or in equity, including, without limitation, any arbitration pursuant to the provisions of Section 15 above, is instituted by any party hereto to enforce or interpret the terms of this Agreement, then the prevailing party in such action shall be reimbursed all reasonable attorney's fees and other costs, including, but not limited to, expenses incurred by such prevailing party in such action.

                  (h) WAIVERS. No waiver of any condition of this Agreement shall be valid unless it is in writing.

                  (i) RECORDS AND DATA. Within 30 days after the Closing Date, Sellers shall deliver to Purchaser at Purchaser's offices (and at Purchaser's expense) such original documents and copies of documents as Sellers have in their possession (other than the Subject Data) that pertain to the Subject Interests and are not subject to confidentiality or other prohibitions on

Hall-Houston Oil Company et al.
November 20, 1998
Page 27



         their delivery to Purchaser; provided, however, Sellers shall be entitled to make (at Sellers' expense) and retain copies of such documents delivered to Purchaser and Sellers shall not be required to deliver original documents relating to books of account and income tax matters, but may provide Purchaser with copies thereof. Purchaser shall retain the documents delivered to it pursuant to this Section 16(i) for a reasonable amount of time, and shall make such documents available to Sellers upon reasonable notice at Purchaser's offices at reasonable times and during normal business hours. In the event that Purchaser transfers the Subject Interests to any third party and includes in such transfer the documents delivered to it by Sellers, such transfer shall be made subject to the rights to access to such documents reserved in Sellers in this Agreement and any such transferee shall be obligated to continue to observe the rights of Sellers as set forth in this Section 16(i) for the period prescribed herein.

                  (j) AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto.

                  (k) TIME OF ESSENCE. The parties hereto agree and understand that time is of the essence in the performance of this Agreement and the obligations of the parties hereto created hereunder.

                  (l) COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

                  (m) NO NEGOTIATIONS. During the period beginning on the date hereof and ending on the earlier of (i) the Closing or (ii) the termination of this Agreement, in connection with any effort on the part of Seller to find a buyer of the Subject Interests, Sellers will not approve or undertake any transaction involving directly or indirectly all or any portion of the Subject Interests (a "Restricted Transaction"), unless in connection with such transaction Purchaser is promptly notified and Purchaser determines that its rights under this Agreement will not be impaired. Upon the termination of this Agreement, Seller shall have the right to resume its efforts to find a buyer for all or any portion of the Subject Interests without any further obligation to Purchaser hereunder.

                  (n) FURTHER ASSURANCES. Following the Closing, Sellers and Purchaser agree to take such other and further actions and to execute and deliver such other and further documents as may be required or advisable to carry out the purposes and intent of this Agreement.

Hall-Houston Oil Company et al.
November 20, 1998
Page 28



                  (o) SURVIVAL OF AGREEMENT. The provisions of this Agreement shall survive the Closing and shall not be deemed merged into the Assignment and the other documents executed and delivered at the Closing.

                  (p) EXPLORATION AGREEMENT AND OTHER SUBJECT CONTRACTS. Upon the Closing, Purchaser expressly agrees to assume and perform (and to indemnify all Seller Indemnitees with respect to) all obligations of HHOC under any of the Subject Contracts arising from operation of the Subject Leases or the pipelines located on the Subject Easements on and after the Closing Date. In addition, upon the Closing, Purchaser accepts the Subject Interests subject to the Exploration Agreement (provided that Purchaser shall have no rights thereunder) and, in particular, agrees to be bound by and to comply with the provisions of
         Section 5.2 (to the extent of the entire "Seismic Area" established pursuant to the Exploration Agreement, notwithstanding that the Subject Leases cover a lesser area and only limited depths underlying such lesser area, and with the understanding that Purchaser shall be obligated to offer to HHOC and the other parties to the Exploration Agreement the right to acquire one hundred percent (100%) of the interest acquired by Purchaser in any oil and gas lease or oil, gas, and mineral lease covering lands within such "Seismic Area" and that, if HHOC and the other parties to the Exploration Agreement exercise their option pursuant to such Section 5.2, Purchaser shall have no remaining interest in the relevant oil and gas lease or oil, gas, and mineral lease), Article VII, and Article VIII of the Exploration Agreement; provided, however, no party to the Exploration Agreement shall have any right under Section 5.2 of the Exploration Agreement as the result of the closing of the transactions contemplated herein, including, without limitation, execution and delivery by Sellers to Purchaser of the Assignment.

                  (q) NO AGENCY, JOINT VENTURE OR PARTNERSHIP. The parties to this Agreement agree that this Agreement establishes no agency, joint venture or partnership, and that no party hereto shall incur obligations in the name of any other party hereto, or be obligated in respect of any obligation of any other party hereto without the prior written consent of such other party.

                  (r) PUBLICITY. Sellers and Purchaser shall consult with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, no party shall issue any public statement or other release without the prior written consent of the other party or parties hereto, which consent shall not be unreasonably withheld.

Hall-Houston Oil Company et al.
November 20, 1998
Page 29



         If the foregoing accurately sets forth our agreement, please execute a copy of this Agreement in the space provided below.


                                         Yours very truly,

                                         CARRIZO OIL & GAS, INC.



                                         By:
                                            -----------------------------------
                                         Printed Name:
                                                      -------------------------
                                         Title:
                                               --------------------------------

                                         AGREED TO AND ACCEPTED as of
                                         the 20th day of November, 1998

                                         HALL-HOUSTON OIL COMPANY


                                         By:
                                            -----------------------------------
                                                Gary L. Hall
                                                Chairman and Chief Executive
                                                Officer

                                         HALL-HOUSTON 1996 EXPLORATION AND
                                         DEVELOPMENT FACILITY OVERRIDING
                                         ROYALTY TRUST


                                         By:
                                            -----------------------------------
                                                Gary L. Hall
                                                Trustee


                                         By:
                                            -----------------------------------
                                                Wayne P. Hall

Hall-Houston Oil Company et al.
November 20, 1998
Page 30


                                         Trustee

                                         HALL-HOUSTON OIL COMPANY EMPLOYEE
                                         ROYALTY TRUST


                                         By:
                                            -----------------------------------
                                                Gary L. Hall
                                                Trustee


                                         By:
                                            -----------------------------------
                                                Wayne P. Hall
                                                Trustee

         As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted exhibits. The Company agrees to furnish supplementally a copy of any of such omitted exhibits to the Commission upon request.



Exhibits
--------

A-1   Oil and Gas Wells
A     Oil and Gas Leases
B     Easements
C     Assignment